Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement on Form S-4 of our report dated June 3, 2024, with respect to the financial statements of Goldenstone Acquisition Limited included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, NY

May 14, 2025